BUSINESS LOAN AND SECURITY AGREEMENT SUPPLEMENT

CANNA BUSINESS

YOUR LOAN DETAILS	
Agreement:	The Business Loan and Security Agreement, dated as of June 11, 2021 and together with any schedules, exhibits, appendix and attachments, thereto each as may be amended, modified or supplemented from time to time.
Borrower:	PURAVERDE LLC, an Oklahoma Limited Liability Company, together with its successors and permitted assigns, and any additional person who joins as an additional Borrower
Borrower's Chief Executive Office:	4201 EAST WASHINGTON STREET, BROKEN ARROW, OK 74014, or such other address as Borrower hereafter advise Lender is its chief executive office.
Guarantor:	PURAVERDE LLC, an Oklahoma Limited Liability Company, together with its successors and permitted assigns, and any additional person who guarantees the obligations of Borrower under the Agreement.][N/A]
Loan Party:	PURAVERDE LLC, an Oklahoma Limited Liability Company. RYAN BISHOP, MATT MASTRANGELO
Lender:	CBR Funding LLC, a Utah limited liability company, together with its successors and permitted assigns
Credit Limit:	[$ 200,000.00]
Effective Date:	06/11/2021
Availability Period:	Means the period from the Effective Date through but not including the Termination Date.
Origination Fee:	[$ 0.00]
Advance Fee:	A fee based on the days the Advance is outstanding equal to the product of (a) Advance Rate (depending on total days outstanding) and (b) a fraction equal to the number of days the Advance is outstanding, divided by 30; provided that if the Advance Fee for any Advance has been paid in full but all or a portion of the Advance is outstanding for 30 or less days, the number of days shall commence from the most recent date on which the Advance Fee was paid in full for such Advance
Advance Rate:	(i) for payments made on the 15th day such Advance is outstanding, 1.4%, $202,800.00 (ii) for payments made on the 30th day such Advance is outstanding, 2.8%, $205,600.00 (iii) for payments made on the 45th day such Advance is outstanding, 4.2%, $208,400.00 (iv) for payments made on the 60th days such Advance is outstanding, 5.6%, $211,200.00 (v) for payments made on the 75th day such Advance is outstanding, 7.0%, $214,000.00 (vi) for payments made on the 90th day such Advance is outstanding, 8.4%, $216,800.00 (vii) for payments made on the 105th day such Advance is outstanding, 9.8%, $219,600.00 (viii) for payments made on the 120th day such Advance is outstanding, 11.2%, $222,400.00 after the 120th day the Default Rate shall apply Any payment received on a day within a specified 15 day period will be applied the related rate on a pro-rata basis.
Approved Account:	Means an Account which Borrower has requested funding for hereunder which has been approved in writing by Lender it its sole discretion.
Eligible Accounts:	Each Approved Account owing to Borrower from an Eligible Obligor and, in each case, (a) in which Lender has a first priority perfected security interest, (b) which arose in the ordinary course of Borrower's business and (c) is not outstanding longer than the earlier of (i) sixty (60) days after the original due date and (ii) ninety (90) days after the original invoice date party or parties thereto.
Eligible Obligors:	Each customer of Borrower approved by Lender from time to time, in its sole discretion, which has not become insolvent or subject to any bankruptcy or other debtor relief law.
Payment Date:	As to any Advance, means the day which is the earlier of (a) the one-hundred-twentieth (120th) day after the date of the Advance, and (b) the Termination Date
Prepayment:	Prepayments permitted without premium or penalty.

App#: ________ Customer:

Default Rate:	The highest interest rate in the contract (typically the 120th day rate) plus an additional 10%.
Other Fees:[1]	Returned Payment Fees: $ Late Fees: $ Professional Service Fee: $ Funding Fee: $ Bank Change Fee: $ Notary Fee: $ Non-Sufficient Funds (NSF) Fee: $ Stopped Payment Fee: $ Default Fee: $2,500.00 Credit Fee: $ UCC Filing Fee: $

CERTAIN DISCLOSURES	
Loan Pricing Disclosure	Lender uses a system of risk-based pricing to determine interest charges and fees. Risk- based pricing is a system that evaluates the risk factors of your application and adjusts the interest rate up or down based on this risk evaluation. Although Lender believes that its loan process provides expedited turnaround time and efficient access to capital, this loan may be a higher cost loan than loans that may be available through other lenders.
Loan For Specific Purposes Only	The proceeds of the requested Loan may solely be used for the business purposes and as otherwise limited by the Business Loan and Security Agreement. IN ADDITION, THE LOAN WILL NOT BE USED FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES. Borrower understands that Borrower's agreement not to use the Loan proceeds for personal, family or household purposes means that certain important duties imposed upon entities making loans for consumer/personal purposes, and certain important rights conferred upon consumers, pursuant to federal or state law will not apply to this transaction.

App#: ________ Customer:

CANNA BUSINESS

1. INTRODUCTION. This Business Loan and Security Agreement, together with any schedules, exhibits, appendix and attachments, hereto each as may be amended, modified or supplemented from time to time (including the Business Loan and Security Agreement Supplement hereto (the "Supplement") and the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits) attached hereto (the "ACH Agreement") collectively the "Agreement") and together with any guaranty, security document or other agreement or document delivered in connection herewith, the "Loan Documents"), is by and among Lender, Borrower, and any additional party signing this Agreement as a "Guarantor". This Agreement governs the advances from time to time made hereunder (each an "Advance" and collectively the "Loan") made by Lender to Borrower. Please read it and keep it for your reference. In this Agreement, the words "you", "your" and "Borrower" mean Borrower. The words "Lender", "we", "us", and "our" mean Lender. Where used herein, the term "Loan Party" means a Borrower or Guarantor, as appropriate.

2. EFFECTIVE DATE. This Agreement begins on the Business Day we accept this Agreement in Utah and make the first Advance hereof. Each Loan Party understands and agrees that Lender may postpone, without penalty, the effectiveness of this Agreement until all required security interests have been perfected and Lender has received any required personal guarantees and other documentation requested by Lender. Among the documentation required to be delivered to Lender are (i) certified copies of each Loan Party's applicable articles, bylaws and/or other organizational documents, (ii) authorizing resolutions from each applicable Loan Party, (iii) good standing certificates, and (iv) lien searches. "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks under the laws of the State of Utah are authorized or required by law to close.

3. AUTHORIZATION. Each Loan Party agrees that the Loan made by Lender to Borrower shall be conclusively deemed to have been authorized by the Loan Parties and to have been made pursuant to a duly authorized request on Borrower's behalf.

4. LOAN FOR SPECIFIC PURPOSES ONLY. **The proceeds of each requested Advance may solely be used for the specific purposes as set forth in the Use of Proceeds Certification contained in Section 50 below, and not for any other purposes. In addition, no Advance will be used for personal, family or household purposes, and the Loan Parties are forever estopped from taking the position that the Loan (including any Advance) are or were used for such personal, family or household purposes. Borrower understands that Borrower's agreement not to use the Loan proceeds for personal, family or household purposes means that certain important duties imposed upon entities making loans for personal, family or household purposes, and certain important rights conferred upon such persons, pursuant to federal or state law will not apply to the Loan or the Agreement. Borrower also understands that Lender will be unable to confirm whether the use of the Loan conforms to this section. Borrower agrees that a breach by Borrower of the provisions of this section will not affect Lender's right to (i) enforce Borrower's promise to pay for all amounts owed under this Agreement, regardless of the purpose for which any Advance is in fact obtained or (ii) use any remedy legally available to Lender, even if that remedy would not have been available had any Advance been made for personal, family or household purposes.**

5. DISBURSEMENT OF LOAN PROCEEDS AND MAINTENANCE OF BORROWER'S BANK ACCOUNT. Each Advance will be disbursed, upon approval as provided in an ACH Agreement, into Borrower's operating account, which is the account that was reviewed in conjunction with underwriting and approval of this Agreement and which account Borrower shall at all times maintain as an operating account.

6. LINE OF CREDIT. Subject to the terms and conditions set forth herein, Lender shall, (i) in its discretion, make advances (each an "Advance") to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in an outstanding amount of Advances in excess of the lesser of (a) the Credit Limit, and (b) the Borrowing Base. Borrower expressly acknowledges that Lender may decline to make an Advance in Lender's sole and absolute discretion at any time whether or not the Loan Parties have and are complying with all terms and conditions of the Loan Documents. Without limiting the foregoing, notwithstanding any terms in the Loan Documents to the contrary, the enumeration in the Loan Documents of specific obligations of the Loan Parties to Lender and/or conditions to the availability of funds under this Agreement shall not be constructed to qualify, define, or otherwise limit Lender's right, power or ability, at any time to decline to extend Advances to Borrower under this Agreement. Borrower agrees that the breach by any Loan Party of or default under any such enumerated obligations or conditions is not the only basis upon which Lender may refuse to extend Advances under this Agreement. Within the foregoing limits and subject to the terms and

App#: _______ Customer:

conditions set forth herein, Borrower may borrow, prepay and reborrow Advances during the Availability Period. Each request for an Advance shall be by Borrower's prior written notice to Lender, which shall specify (i) the requested date of such Advance, (ii) the amount of such Advance, (iii) any Approved Accounts being pledged in connection with such Advance, and (iv) the Borrowing Base at the time of such Advance. Each request shall be made not later than 11:00 a.m. (New York City time) two (2) Business Days before the date of the proposed Advance.

7. REPAYMENT. Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of each Advance, together with the related Advance Fee on the related Payment Date. If at any time the outstanding amount of the Loan exceeds the lesser of (a) the Credit Limit and (b) the Borrowing Base, Borrower shall immediately repay the Loan in an aggregate amount equal to such excess. Borrower may prepay any Advance at any time, provided that all prepayments shall be applied first to the related Advance Fee for such Advance and second to the Advance. By deliver of the ACH Agreement, Borrower has enrolled in Lender's Automatic Payment Plan (the "Automatic Payment Plan") and authorizes Lender to collect required payments as further provided in the ACH Agreement.

8. ALTERNATIVE PAYMENT METHODS. If Borrower knows that for any reason Lender will be unable to process a payment under the Automatic Payment Plan, then Borrower must either restore sufficient funds such that the missed payment can be collected as provided in the accompanying ACH Agreement, or promptly mail or deliver a check to Lender in the amount of the missed payment or, if offered, make the missed payment by any pay- by-phone or on-line service that Lender may make available from time to time. If Borrower elects to send payments on Borrower's Account by postal mail, then Borrower agrees to send such payments to CBR Funding LLC to 1111 Draper Pkwy #200, Draper, UT 84020, Attn: Customer Service. All alternative payments must be made in good funds by check, money order, wire transfer, automatic transfer from an account at an institution offering such service, or other instrument in U.S. Dollars. Borrower understands and agrees that payments made at any other address than as specified by Lender may result in a delay in processing and/or crediting.

If Borrower makes an alternative payment on Borrower's Loan by mail or by any pay-by-phone or on-line service that Lender makes available while Borrower is enrolled in the Automatic Payment Plan, Lender may treat such payment as an additional payment and continue to process any scheduled Automatic Payment Plan payments and/or may reduce any Automatic Payment Plan payment by the amount of any such additional payment received.

9. APPLICATION OF PAYMENTS. Subject to applicable law, Lender reserves the right to allocate and apply payments received on any Obligations between principal, interest and fees in any manner Lender chooses in Lender's sole discretion it being understood and agreed that any fees and interest will generally be paid during the earlier portion of the term.

10. POSTDATED CHECKS, RESTRICTED ENDORSEMENT CHECKS AND OTHER DISPUTED OR QUALIFIED PAYMENTS. Lender can accept late, postdated or partial payments without losing any of Lender's rights under this Agreement (a postdated check is a check dated later than the day it was actually presented for payment). Lender is under no obligation to hold a postdated check and Lender reserves the right to process every item presented as if dated the same date received by Lender or Lender's check processor unless Borrower gives Lender adequate notice and a reasonable opportunity to act on it. Except where such notice and opportunity is given, Borrower may not hold Lender liable for depositing any postdated check. **Borrower agrees not to send Lender partial payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Agreement. All notices and written communications concerning postdated checks, restricted endorsement checks (including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount) or any other disputed, nonconforming or qualified payments, must be mailed or delivered to CBR Funding LLC, 1111 Draper Pkwy #200, Draper, UT 84020, Attn: Customer Service.**

11. PREPAYMENT. Borrower may prepay any Advance in whole or in part on any Business Day. All prepayments shall be applied first to the outstanding Advance Fee on such Advance and second to the outstanding amount of such Advance.

12. SECURITY INTEREST. Borrower hereby grants to Lender, the secured party hereunder, a continuing security interest in and to any and all "Collateral" as described below to secure payment and performance of all debts, liabilities and obligations of Borrower to Lender

hereunder, and also any and all other debts, liabilities and obligations of Borrower to Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest and fees and expenses, whether incurred prior to, or after the commencement of, any insolvency, bankruptcy or other similar proceeding, and whether or not allowed or allowable in any such insolvency, bankruptcy or similar proceeding (all hereinafter called "Obligations").

The Collateral includes the following property that Borrower now owns or shall acquire or create immediately upon the acquisition or creation thereof: (i) any and all Approved Accounts; and (ii) all rights related to, arising under or evidenced by the Approved Accounts, including, but not limited to any (a) proceeds, including any cash and cash equivalents, of the Approved Accounts, (b) any instruments, including promissory notes, chattel paper, including tangible chattel paper and electronic chattel paper evidencing or delivered in connection with such Approved Accounts, (c) any related documents or agreements, and (d) any related general intangibles, including payment intangibles. The security interest Borrower grants includes all products, proceeds and collections thereof and all records and data relating thereto. Lender disclaims any security interest in household goods in which Lender is forbidden by law from taking a security interest.

13. PROTECTING THE SECURITY INTEREST.

A. Each Loan Party shall take all action that may be necessary or desirable, or that Lender may request so as at all times to maintain the validity, perfection, enforceability and priority of Lender's security interest in the Collateral.

B. Lender may, and each Loan Party hereby authorizes Lender to, at any time and from time to time file in accordance with Section 9-509 of the Uniform Commercial Code (the "UCC"), financing statements and amendments thereto that describe the Collateral of the applicable Loan Party and which contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statements, continuation statements or amendments. Each Loan Party agrees to furnish any such information to Lender promptly upon request.

C. Each Loan Party shall, at any time and from time to time, take such steps as Lender may request to insure the continued perfection and priority of Lender's security interest in any of the Collateral and of its rights therein.

D. Each Loan Party hereby confirms and ratifies all UCC financing statements filed by Lender with respect to such Loan Party on or prior to the date of the Agreement.

E. All charges, expenses and fees Lender may incur in doing any of the foregoing, and any taxes relating thereto, shall be charged to Borrower's account and added to the Obligations, or, at Lender's option, shall be paid by Loan Parties to Agent promptly upon demand.

14. LOCATION OF COLLATERAL; TRANSACTIONS INVOLVING COLLATERAL. Unless Lender has agreed otherwise in writing, Borrower agrees and warrants that (i) all Collateral (or records of the Collateral in the case of accounts, chattel paper and general intangibles) shall be located at Borrower's address as shown in the application, (ii) Borrower shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral, (iii) no one else has any interest in or claim against the Collateral, (iv) Borrower shall not pledge, mortgage, encumber or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance or charge, other than the security interest provided for in this Agreement and (v) Borrower shall not sell, offer to sell, or otherwise transfer or dispose of the Collateral. Borrower shall defend Lender's rights in the Collateral against the claims and demands of all other persons. All proceeds from any unauthorized disposition of the Collateral shall be held in trust for Lender, shall not be co-mingled with any other funds and shall immediately be delivered to Lender. This requirement, however, does not constitute consent by Lender to any such disposition.

15. TAXES, ASSESSMENTS AND LIENS. Borrower will complete and file all necessary federal, state and local tax returns and will pay when due all taxes, assessments, levies and liens upon the Collateral and provide evidence of such payments to Lender upon request.

16. INSURANCE. Borrower shall procure and maintain such insurance as is customary in its industry, together with all insurance required by any law, regulation, rule, contract or other agreement, each in form, amounts and

coverage reasonably acceptable to Lender and issued by a company reasonably acceptable to Lender naming Lender as a lender loss payee with respect to any insured Collateral and as an additional insured as to any liability policy. If Borrower at any time fails to obtain or maintain any insurance as required under this Agreement, Lender may obtain such insurance as Lender deems appropriate at Borrower's sole cost and expense.

17. REPAIRS AND MAINTENANCE. Borrower agrees to keep and maintain, and to cause others to keep and maintain, its assets in good order, repair and condition at all times while this Agreement remains in effect. Borrower further agrees to pay when due all claims for work done on, or services rendered or material furnished in connection with its assets.

18. INSPECTION OF COLLATERAL AND PLACE OF BUSINESS; USE OF PHOTOGRAPHS AND TESTIMONIALS. Lender and Lender's designated representatives and agents shall have the right during Borrower's normal business hours and at any other reasonable time to examine the interior and exterior of any Borrower place of business. During an examination of any Borrower place of business, Lender may examine, among other things, whether Borrower (i) has a place of business that is separate from any personal residence, (ii) is open for business (iii) has sufficient inventory to conduct Borrower's business and (iv) has one or more credit card terminals if Borrower processes credit card transactions. When performing an examination, Lender may photograph the interior and exterior of any Borrower place of business, including any signage, and may photograph any individual who has signed the Agreement ("Signatory") unless the Signatory previously has notified Lender that he or she does not authorize Lender to photograph the Signatory. Lender may obtain testimonials from any Signatory, including testimonials on why Borrower needed the Loan and how the Loan has helped Borrower. Any photograph and testimonial will become and remain the sole property of Lender. Borrower and each Signatory grant Lender the irrevocable and permanent right to display and share any photograph and testimonial in all forms and media, including composite and modified representations, for all purposes, including but not limited to any trade or commercial purpose, with any Lender employees and agents and with the general public. Lender may, but is not required to, use the name of any Borrower and Signatory as a credit in connection with any photograph and testimonial. Borrower and each Signatory waive the right to inspect or approve versions of any photograph or testimonial or the written copy or other media that may be used in connection with same. Borrower and each Signatory release Lender from any claims that may arise regarding the use of any photograph or testimonial, including any claims of defamation, invasion of privacy or infringement of moral rights, rights of publicity or copyright.

19. LENDER'S EXPENDITURES. If any action or proceeding is commenced that would adversely affect Lender's interest in the Collateral or if Borrower fails to comply with any provision of this Agreement or any related documents, including but not limited to Borrower's failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any related documents, Lender on Borrower's behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying any costs for insuring, maintaining and preserving the Collateral. To the extent permitted by applicable law, all such expenses will become a part of the Obligations and, at Lender's option, will: (i) be payable on demand; (ii) be added to the balance of any Advance and be payable on the related Payment Date; or (iii) be treated as a balloon payment that will be due and payable on the Termination Date. Such right shall be in addition to all other rights and remedies to which Lender may be entitled upon an Event of Default.

20. BORROWER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Borrower represents, warrants and covenants that: (i) since the date of Borrower's annual financial statements provided to Lender prior to the Effective Date, there has not occurred any material adverse effect on (a) the business, assets, operations, condition (financial or otherwise) or prospects of any Loan Party, (b) the ability of any Loan Party to perform any of its obligations under any Loan Documents, (c) the validity or enforceability of any Loan Document or the rights or remedies of Lender thereunder, or (d) the Collateral or the rights or remedies of Lender therein (each a "Material Adverse Effect"), (ii) each Loan Party has and will comply with all laws, statutes, rules, regulations and ordinances pertaining to the conduct of such Loan Party's business and promises to indemnify and hold Lender harmless from any and all damages, liabilities, costs, expenses (including attorneys' fees), claims or other harm arising out of any violation thereof; (iii) Borrower's principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown as Borrower's chief executive office on the Supplement; (iv) each Loan Party is duly organized, licensed, validly existing and in good standing under the laws of its state

CANNA BUSINESS

of formation, if applicable, and shall hereafter remain in good standing in that state; (v) each Loan Party is duly qualified, licensed and in good standing in every other state in which it transacts business, if applicable, and shall hereafter remain duly qualified, licensed and in good standing in every other state in which it transacts business, except to the extent that the failure to qualify or become licensed could not reasonably be expected, individually or in the aggregate, to result in Material Adverse Effect; (vi) the true and correct legal name of Borrower, its legal form and state of organization is set forth on the Supplement; (vii) each owner of Borrower is a person permitted by all applicable law to be an owner of Borrower; (viii) the execution, delivery and performance of each Loan Document, are within each Loan Party's powers, have been duly authorized, are not in contravention of law or the terms of any Loan Party's charter, by-laws or other constituent documents, or of any indenture, agreement or undertaking to which any Loan Party is a party; (ix) all constituent documents and all amendments thereto of each Loan Party, as applicable, have been duly filed and are in proper order and any capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower are accurate and up to date and will be so maintained; (x) each Loan Party (a) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (b) is in compliance with its charter, by-laws and other constituent documents, if applicable, all contractual requirements by which it may be bound; (xi) there is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; (xii) all information provided by any Loan Party as part of the application process for the Loan was true and complete; (xiii) No Loan party has filed, nor does any Loan Party intend to file, for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction; and (xiv) No Loan Party is insolvent within the meaning of the Uniform Commercial Code, the United States Bankruptcy Code or any other state or federal debtor relief law.

21. INTEREST AND FEES. Borrower agrees to pay in full any interest and fees, including, without limitation, each Advance Fee, as further set forth in the Supplement. In addition to any other fees described in the Agreement, Borrower agrees to pay the following fees:[2]

A. Origination Fee: A one-time Origination Fee in the amount set forth in the Supplement. Borrower agrees that this fee will be immediately deducted from the proceeds of Borrower's Loan.

B. Returned Payment Fee: A Returned Payment Fee in the amount set forth in the Supplement if any electronic payment processed on Borrower's Loan is returned unpaid or dishonored for any reason.

C. Late Fee: A Late Fee in the amount set forth in the Supplement if a scheduled payment is not received by Lender as provided in the payment schedule set forth in the Supplement.

Payments made by Borrower hereunder will be applied and allocated in the manner set forth in Section 9.

22. INTEREST AND FEES EXCEEDING PERMITTED LIMIT. If the Loan is subject to any law that sets maximum charges, and that law is finally interpreted so that the interest or other fees collected or to be collected in connection with this Agreement exceed the permitted limits, then (i) any such charge will be reduced by the amount necessary to reduce the charge to the permitted limit and (ii) if required by applicable law, any sums already collected from Borrower that exceed the permitted limits will be refunded or credited to Borrower.

23. ONLINE CUSTOMER PORTAL. When Borrower signs in with Borrower's valid username and password at https://1workforce.com, Borrower can obtain information about the Loan, such as the outstanding balance, daily transactions and fees. No additional paper statement will be mailed to Borrower. Borrower agrees not to share Borrower's username and password to https://1workforce.com with any third party.

24. FINANCIAL INFORMATION AND REEVALUATION OF CREDIT. Each Loan Party irrevocably authorizes Lender to obtain business and personal credit bureau reports in such Loan Party's name, at any time and from time to time, for purposes of deciding whether to approve any Loan Document, any Advance or for any update, renewal, extension of credit or other lawful purpose. Upon any Loan Party's request, Lender will advise such Loan Party if Lender obtained any such credit report and Lender will give such Loan party the credit bureau's name and address. Each Loan Party agrees to submit current

financial information, a new credit application, or both, in Borrower's name, and in the name of each other Loan Party, at any time promptly upon Lender's request. Each Loan Party authorizes Lender to act as such Loan Party's agent for purposes of accessing and retrieving transaction history information regarding such Loan Party. Lender may report Lender's credit experiences with any Loan Party to third parties as permitted by law, including to consumer credit reporting agencies. Each Loan party also agrees that Lender may release information to comply with governmental reporting or legal process that Lender believes may be required, whether or not such is in fact required, or when necessary or helpful in completing a transaction, or when investigating a loss or potential loss. Each Loan Party is hereby notified that a negative credit report reflecting on such Loan Party's credit record may be submitted to a credit reporting agency (including to consumer credit reporting agencies) if such Loan Party fails to fulfill the terms of their respective credit obligations hereunder. Each Loan Party acknowledges that any credit reporting on the Loan shall be at the sole discretion of Lender (subject to applicable law) and that Lender has the right to report the Loan to any Loan Party's personal credit file should any Loan Party not pay any Obligation pursuant to this Agreement.

25. ATTORNEYS' FEES AND COLLECTION COSTS. To the extent not prohibited by applicable law, Borrower shall pay to Lender on demand any and all expenses, including, but not limited to, collection costs, all attorneys' fees and expenses, and all other expenses of like or unlike nature which may be expended by Lender to obtain or enforce payment of any Obligations and in the prosecution or defense of any action or concerning any matter arising out of or connected with the subject matter of the Loan Documents, the Obligations or the Collateral or any of Lender's rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses (including search fees) incurred or paid by Lender in connection with the administration, supervision, protection or realization on any security held by Lender for the debt secured hereby, whether such security was granted by a Loan Party or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Lender in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Lender in connection therewith, which amounts shall be considered advances to protect Lender's security, and shall be secured hereby. To the extent permitted by applicable law, all such expenses will become a part of the Obligations and, at Lender's option, will: (i) be payable on demand; (ii) be added to the balance of the Loan and be apportioned among and be payable with any installment payments to become due during the remaining term of the Loan; or (iii) be treated as a balloon payment that will be due and payable at the Loan's maturity. Such right shall be in addition to all other rights and remedies to which Lender may be entitled upon an Event of Default.

26. REPORTS. Promptly upon Lender's written request, each Loan Party agrees to provide Lender with such information about the financial condition and operations of such Loan Party, as Lender may, from time to time, reasonably request. Each Loan Party also agrees promptly upon becoming aware of (i) any Material Adverse Effect, (ii) any Event of Default, or (iii) the occurrence or existence of an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default (a "Default"), to promptly provide notice thereof to Lender in writing.

27. TELEPHONE COMMUNICATIONS. Each Loan Party expressly consents to receiving calls and messages, including auto-dialed and pre-recorded message calls and SMS messages (including text messages) from Lender, its affiliates, marketing partners, agents and others calling at Lender's request or on its behalf, at any telephone numbers that any Loan Party has provided or may provide in the future or otherwise in Lender's possession (including any cellular or mobile telephone numbers). Each Loan Party agrees that such communications may be initiated using an automated telephone dialing system.

28. INDEMNIFICATION. Each Loan Party shall indemnify and hold harmless Lender and each of its officers, directors, affiliates, employees, representatives and agents (each, an "Indemnitee") from all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) arising from any action, litigation, proceeding, dispute or investigation which may be imposed on, incurred by, or asserted against Lender in any litigation, proceeding, dispute or investigation instituted or conducted by any governmental body or any other person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or any other Loan Document, whether or not Lender is a party thereto; except, that, no Indemnitee shall be entitled to indemnification hereunder to the extent that any of the foregoing arises out of the gross (not mere) negligence or willful misconduct of such Indemnitee as determined

pursuant to a final, non-appealable order of a court of competent jurisdiction. This indemnity shall survive the repayment of the Obligations and the termination of this Agreement.

29. MERGERS, CONSOLIDATIONS OR SALES. Each Loan Party represents and agrees that Borrower will not (i) consummate any merger, consolidation or other reorganization with or into any other person or acquire all or a substantial portion of the assets or equity interests of any person or permit any other person to consolidate with or merge with it, (ii) acquire all or a substantial portion of the assets or equity interests of any person, (iii) for any subsidiary or enter into any joint venture or partnership with any other person, or (iv) directly or indirectly, sell, assign, lease, transfer, abandon or otherwise dispose of any of its assets or properties (including, without limitation, the Collateral) to any other person, except for the sale of Inventory in the ordinary course of business and the sale, lease, transfer or disposition of used, worn-out or obsolete machinery and equipment and machinery and equipment no longer used or useful in the conduct of business of Borrower.

30. CHANGE IN LEGAL STATUS. Borrower will not (i) change its name, its place of business or, if more than one, chief executive office, its mailing address, or organizational identification number if it has one, or (ii) change its type of organization, jurisdiction of organization or other legal structure. If Borrower does not have an organizational identification number and later obtains one, Borrower shall promptly notify Lender of such taxpayer identification number.

31. DEFAULT. The occurrence of any one or more of the following events (herein, "Events of Default") shall constitute, without notice or demand, a default under this Agreement and all other agreements between Lender and Borrower and instruments and papers given Lender by Borrower, whether such agreements, instruments, or papers now exist or hereafter arise: (i) **any amount payable to Lender under any Loan Document is not paid on the date due;** (ii) Borrower fails to comply with, promptly, punctually and faithfully perform or observe any term, condition or promise within this Agreement; (iii) the determination by Lender that any representation or warranty heretofore, now or hereafter made by any Loan Party to Lender, in any documents, instrument, agreement, application or paper was not true or accurate when given; (iv) the occurrence of any event such that any indebtedness of Borrower from any lender other than Lender could be accelerated, notwithstanding that such acceleration has not taken place; (v) the occurrence of any event that would cause any person other than Lender to have a lien on or security interest in the Collateral; (vi) a filing against or relating to Borrower (unless consented to in writing by Lender) of (a) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (b) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state; (vii) the occurrence of any event of default under any other agreement between Lender and Borrower or instrument or paper given Lender by Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Lender may not have exercised its rights upon default under any such other agreement, instrument or paper); (viii) any act by, against, or relating to Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of any Loan Party's property; (ix) the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of any Loan Party, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for any Loan Party; (x) the failure by any Loan Party to generally pay their debts as they mature; (xi) adjudication of bankruptcy or insolvency relative to any Loan Party; (xii) the entry of an order for relief or similar order with respect to any Loan Party in any proceeding pursuant to Title 11 of the United States Code entitled "Bankruptcy" (the "Bankruptcy Code") or any other federal bankruptcy law; (xiii) the filing of any complaint, application or petition by or against any Loan Party initiating any matter in which any Loan Party is or may be granted any relief from the debts of any Loan Party pursuant to the Bankruptcy Code or any other insolvency statute or procedure; (xiv) the calling or sufferance of a meeting of creditors of any Loan Party; (xv) the meeting by any Loan Party with a formal or informal creditor's committee; (xvi) the offering by or entering into by any Loan Party of any composition, extension or any other arrangement seeking relief or extension for the debts of any Loan Party, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including any Loan Party that seeks or intends to accomplish a reorganization or arrangement with creditors; (xvii) the entry of any judgment against Borrower, which judgment is not satisfied or appealed from (with execution or similar process stayed) within 15 days of its entry; (xviii) the occurrence of any event or circumstance with respect to any Loan Party such that Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by any Loan Party under this Agreement or any other agreement between Lender and any Loan Party is impaired or there shall occur any

Material Adverse Effect; (xix) the entry of any court order that enjoins, restrains or in any way prevents Borrower from conducting all or any part of its business affairs in the ordinary course of business; (xx) the occurrence of any uninsured loss, theft, damage or destruction to any material asset(s) of Borrower; (xxi) any act by or against, or relating to Borrower or its assets pursuant to which any creditor of Borrower seeks to reclaim or repossess or reclaims or repossesses all or a portion of Borrower's assets; (xxii) the termination of existence, dissolution, liquidation or death of any Loan Party or the ceasing to carry on actively any substantial part of Borrower's current business; (xxiii) this Agreement shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by any Loan Party or any Loan Party denies it has any further liability or obligation hereunder; (xxiv) any guarantor or person signing a support agreement in favor of Lender shall repudiate, purport to revoke or fail to perform his or her obligations under his guaranty or support agreement in favor of Lender or any corporate guarantor shall cease to exist; (xxv) any material change occurs in Borrower's ownership or organizational structure (acknowledging that any change in ownership will be deemed material when ownership is closely held); (xxvi) if Borrower is a sole proprietorship, the owner dies; if Borrower is a trust, a trustor dies; if Borrower is a partnership, any general or managing partner dies; if Borrower is a corporation, any principal officer or 10% or greater shareholder dies; if Borrower is a limited liability company, any managing member dies; if Borrower is any other form of business entity, any person(s) directly or indirectly controlling 10% or more of the ownership interests of such entity dies.

32. RIGHTS AND REMEDIES UPON DEFAULT. Subject to applicable law, if an Event of Default occurs under this Agreement, at any time thereafter, Lender may exercise any one or more of the following rights and remedies:

A. Notify Account Debtors: Lender may notify account debtors of Lender's security interest and instruct them to pay all amounts owing by them with respect to any Collateral directly to Lender.

B. Refrain from Disbursing Loan Proceeds: Lender may refrain from disbursing proceeds of any requested Advance.

C. Debit Amounts Due From Borrower's Accounts: Lender may debit from the Designated Checking Account (as such term is defined in the ACH Agreement) all Automatic Payment Plan payments that Lender was unable to collect and/or the amount of any other Obligations that Borrower failed to pay.

D. Accelerate Indebtedness: Lender may declare the entire Obligations, or any portion thereof, immediately due and payable, without notice to any Loan Party, as set forth in Section 51.

E. Assemble Collateral: Lender may require the Loan Parties to deliver to Lender all or any portion of the Collateral and any and all certificates of title and other documents relating to the Collateral. Lender may require the Loan Parties to assemble the Collateral and make it available to Lender at a place to be designated by Lender. Lender also shall have full power to enter, provided Lender does so without a breach of the peace or a trespass, upon the property of the Loan Parties to take possession of and remove the Collateral. If the Collateral contains other goods not covered by this Agreement at the time of repossession, each Loan Party agrees Lender may take such other goods, provided that Lender makes reasonable efforts to return them to such Loan Party after repossession.

F. Sell the Collateral: Lender shall have full power to sell, lease, transfer, or otherwise deal with the Collateral or proceeds thereof in Lender's own name or that of any Loan Party. Lender may sell the Collateral at public auction or private sale. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender will give Borrower and other persons required by law, reasonable notice of the time and place of any public sale, or the time after which any private sale or any other disposition of the Collateral is to be made. However, no notice need be provided to any person who, after an Event of Default occurs, enters into and authenticates an agreement waiving that person's right to notification of sale. The requirements of reasonable notice shall be met if such notice is given at least 10 days before the time of the sale or disposition. All expenses relating to the disposition of the Collateral, including without limitation the expenses of retaking, holding, insuring, preparing for sale and selling the Collateral, shall become a part of the Obligations secured by this Agreement. To the extent permitted by applicable law, all such expenses will become a part of the Obligations and, at Lender's option, will: (i) be payable on demand; (ii) be added to the balance of the Loan and be apportioned among and be payable with any installment payments to become due during either (a) the term of any applicable insurance policy or (b) the remaining term

CANNA BUSINESS

of the Loan; or (iii) be treated as a balloon payment that will be due and payable at the Loan's maturity.

G. Appoint Receiver: Lender shall have the right to have a receiver (whether under state or federal law) appointed to take possession of all or any part of the Collateral, with the power to protect and preserve the Collateral, to operate the Collateral preceding foreclosure or sale, and to collect the rents from the Collateral and apply the proceeds, over and above the cost of the receivership, against the Obligations. The receiver may serve without bond if permitted by law. Lender's right to the appointment of a receiver shall exist whether or not the apparent value of the Collateral exceeds the Obligations by a substantial amount. Employment by Lender shall not disqualify a person from serving as a receiver.

H. Collect Revenues, Apply Accounts: Lender, either itself or through a receiver, may collect the payments, rents, income, and revenues from the Collateral. Lender may at any time in Lender's discretion transfer any Collateral into Lender's own name or that of Lender's nominee and receive the payments, rents, income and revenues therefrom and hold the same as security for the Obligations or apply it to payment of the Obligations in such order of preference as Lender may determine. Insofar as the Collateral consists of accounts, general intangibles, insurance policies, instruments, chattel paper, choses in action, or similar property, Lender may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize on the Collateral as Lender may determine, whether or not any amount included within the Obligations is then due. For these purposes, Lender may, on behalf of and in the name of any Loan Party, receive, open and dispose of mail addressed to Borrower; change any address to which mail and payments are to be sent; and endorse notes, checks, drafts, money orders, documents of title, instruments and items pertaining to payment, shipment or storage of any Collateral. To facilitate collections, Lender may notify account debtors and obligors on any Collateral to make payments directly to Lender.

I. Obtain Deficiency: If Lender chooses to sell any or all of the Collateral, Lender may obtain a judgment against any Loan Party for any deficiency remaining on the Obligations due to Lender after application of all amounts received from the exercise of the rights provided in this Agreement. Each Loan Party shall be liable for a deficiency even if the transaction described in this subsection is a sale of accounts or chattel paper.

J. Other Rights and Remedies: Lender shall have all the rights and remedies of a secured creditor under the provisions of the UCC, as may be amended from time to time. In addition, Lender shall have and may exercise any or all other rights and remedies it may have available at law, in equity or otherwise.

K. Election of Remedies: Except as may be prohibited by applicable law, all of Lender's rights and remedies, whether evidenced by this Agreement, any related documents, or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of any Loan Party under any Loan Document, after such Loan Party's failure to perform, shall not affect Lender's right to declare a default and exercise its remedies. :

L. Default Rate: At the election of Lender, upon and after the occurrence of an Event of Default, and during the continuation thereof, the outstanding Advances and all other Obligations shall bear interest at the Default Rate. At the election of Lender, such Default Rate shall be applied retroactively to commence on the date of the first occurrence of the event giving rise to such Event of Default.

Without restricting the generality of the foregoing and for purposes aforesaid, each Loan Party hereby appoints and constitutes any officer or agent of the Lender its lawful attorney-in-fact with full power to endorse the name of Borrower upon any notes, checks, drafts, money orders, or other instruments or demands of payment of the Collateral that may come into possession of Lender, to sign or endorse the name of Borrower upon any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against account debtors, assignments, verifications and notices in connection with accounts, letters of credit or advices or confirmations thereof, any instruments or documents relating thereto or to Borrower's rights therein; and sign and deliver, on behalf of Borrower any and all notices direct to any issuer, advising bank or confirming bank, wherein such issuer or bank is informed of Lender's security interest in, or the assignment of any letters of credit or advices or confirmations thereof; and, upon an Event of Default, to give written notice to such office and officials of the United States Postal Service to effect such change or changes of address so that all mail addressed to Borrower may be

App#: _______ Customer:

delivered directly to Lender or a place where Lender shall designate, granting unto Lender's said attorney full power to do any and all things necessary to be done with respect to the above transactions as fully and effectually as Borrower might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof.

33. CONSENT TO JURISDICTION AND VENUE. Each Loan Party and Lender consent to the jurisdiction of the federal and state courts agree that any action or proceeding to enforce or arising out of this Agreement may only be brought in any court of the State of Utah or in the United States District Court for the District of Utah, and each Loan Party hereby waive personal service of process. Each Loan Party and Lender waive any objections, including *forum non conveniens*, to the bringing of any such proceeding in such jurisdictions.

34. NO WAIVER BY LENDER. No delay or omission on the part of Lender in exercising any rights under this Agreement, any related guaranty or applicable law shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Lender's rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

35. ASSIGNMENT. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that no Loan Party may assign this Agreement or any rights or duties hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely null and void. No consent to an assignment by Lender shall release any Loan Party from its Obligations. Lender may assign this Agreement and its rights and duties hereunder and no consent or approval by any Loan Party is required in connection with any such assignment. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Lender's rights and benefits hereunder. In connection with any assignment or participation, Lender may disclose all documents and information that Lender now or hereafter may have relating to Borrower or Borrower's business. To the extent that Lender assigns its rights and obligations hereunder to another party, Lender thereafter shall be released from such assigned obligations to Borrower and such assignment shall affect a novation between Borrower and such other party. CBR Funding LLC [(in its capacity as Servicer) or a successor servicer (if any)][3] shall, acting solely for this purpose as a non- fiduciary agent of Borrower, maintain at one of its offices in the United States a copy of each assignment agreement delivered to it with respect to this Loan and a register for the recordation of the name of each assignee of this Loan, and principal and interest amount of this Loan owing to, such assignee pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrower, Lender and each such assignee may treat each person whose name is recorded therein pursuant to the terms hereof as a "Lender" hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The register maintained for this Loan shall be available for inspection by Borrower and any such assignee of this Loan, at any reasonable time upon reasonable prior notice to CBR Funding LLC [(in its capacity as Servicer) or the applicable successor servicer (if any)][4]. This Section 35 shall be construed so that this Loan is at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related Treasury regulations (or any other relevant or successor provisions of the Internal Revenue Code or of such Treasury regulations).

36. INTERPRETATION. Paragraph and section headings used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties, having had the opportunity to consult counsel, and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

37. SEVERABILITY. If one or more provisions of this Agreement (or the application thereof) is determined invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application).

38. NOTICES. Except as otherwise provided in this Agreement, notice under this Agreement must be in writing. Notice to Lender will be deemed received by Lender at address sent forth in Section 47 by U.S. mail, postage prepaid, first class mail; in person; by registered mail; by certified mail; by nationally recognized overnight

courier; or when sent by electronic mail. Notice to any Loan Party will deemed given when sent to (i) Borrower's chief executive office most recently disclosed by Borrower to Lender in accordance with the terms hereof, or (ii) the electronic mail address in Lender's records for this Loan.

39. RECORDKEEPING AND AUDIT REQUIREMENTS. Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices or any other paper delivered to Lender by Borrower in connection with this Agreement or any other agreement other than as required by law. Borrower will at all times keep accurate and complete records of Borrower's accounts and Collateral. At Lender's request, Borrower shall deliver to Lender: (i) schedules of accounts and general intangibles; and (ii) such other information regarding the Collateral as Lender shall request. Lender, or any of its agents, shall have the right to call any telephone numbers that Borrower has provided or may provide in the future or otherwise in Lender's possession (including any cellular or mobile telephone numbers),at intervals to be determined by Lender, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence that relate to Borrower's accounts and Collateral or other transactions between the parties thereto and the general financial condition of Borrower and Lender may remove any of such records temporarily for the purpose of having copies made thereof. If Borrower was referred to Lender for this Loan by a third party (the "Referring Party"), then Borrower consents to Lender sharing certain reasonable information about Borrower with the Referring Party for purposes of the Referring Party verifying and/or auditing loans made through such Referring Party's referrals.

40. GOVERNING LAW. Our relationship including this Agreement and any claim, dispute or controversy (whether in contract, tort, or otherwise) at any time arising from or relating to this Agreement is governed by, and this Agreement will be construed in accordance with, applicable federal law and (to the extent not preempted by federal law) Utah law without regard to internal principles of conflict of laws. The legality, enforceability and interpretation of this Agreement and the amounts contracted for, charged and reserved under this Agreement will be governed by such laws. Each Loan Party understands and agrees that (i) Lender is located in Utah, (ii) Lender makes all credit decisions from Lender's office in Utah, (iii) the Loan is made in Utah (that is, no binding contract will be formed until Lender receives and accepts Borrower's signed Agreement in Utah) and (iv) Borrower's payments are not accepted until received by Lender in Utah.

41. WAIVER OF NOTICES AND OTHER TERMS. Except for any notices provided for in this Agreement, each Loan Party, to the extent not prohibited by applicable law hereby, waives demand, notice of nonpayment, notice of intention to accelerate, notice of acceleration, presentment, protest, notice of dishonor and notice of protest. To the extent permitted by applicable law, each Loan Party also agrees: Lender is not required to file suit, show diligence in collection against such person or proceed against any Collateral; Lender may, but will not be obligated to, substitute, exchange or release any Collateral; Lender may release any Collateral, or fail to realize upon or perfect Lender's security interest in any Collateral; Lender may, but will not be obligated to, sue one or more persons without joining or suing others; and Lender may modify, renew, or extend this Agreement (repeatedly and for any length of time) without notice to or approval by any person who has obligations pursuant to this Agreement (other than the party with whom the modification, renewal or extension is made).

42. MONITORING, RECORDING AND ELECTRONIC COMMUNICATIONS. In order to ensure a high quality of service for Lender's customers, Lender may monitor and/or record telephone calls between any Loan Party and Lender's employees or agents. Each Loan Party acknowledges that Lender may do so and agrees in advance to any such monitoring or recording of telephone calls. Each Loan Party also agrees that Lender may communicate with Borrower electronically by e-mail.

43. JURY TRIAL WAIVER AND CLASS ACTION WAIVER. To the extent not prohibited by applicable law, each Loan Party and Lender waive their right to a trial by jury of any claim or cause of action based upon, arising out of or related to the Agreement and all other documentation evidencing the Obligations, in any legal action or proceeding. Any such claim or cause of action shall be tried by court sitting without a jury.

THE PARTIES HERETO WAIVE ANY RIGHT TO ASSERT ANY CLAIMS AGAINST ANY OTHER PARTY AS A REPRESENTATIVE OR MEMBER IN ANY CLASS OR REPRESENTATIVE ACTION, EXCEPT WHERE SUCH WAIVER IS PROHIBITED BY LAW OR AGAINST PUBLIC POLICY. TO THE EXTENT ANY PARTY IS PERMITTED BY LAW OR COURT OF LAW TO PROCEED WITH A CLASS OR REPRESENTATIVE ACTION AGAINST ANY OTHER, THE PARTIES HEREBY AGREE THAT: (1) THE PREVAILING PARTY SHALL NOT BE ENTITLED TO RECOVER ATTORNEYS' FEES OR COSTS ASSOCIATED WITH PURSUING THE CLASS OR REPRESENTATIVE ACTION (NOT WITHSTANDING ANY OTHER

PROVISION IN THIS AGREEMENT); AND (2) THE PARTY WHO INITIATES OR PARTICIPATES AS A MEMBER OF THE CLASS WILL NOT SUBMIT A CLAIM OR OTHERWISE PARTICIPATE IN ANY RECOVERY SECURED THROUGH THE CLASS OR REPRESENTATIVE ACTION.

44. CONFIDENTIALITY. No Loan Party shall make, publish or otherwise disseminate in any manner a copy of this Agreement or any public statement or description of the terms of this Agreement, except to its employees, advisors and similar persons who have a legitimate need to know its contents.

45. ENTIRE AGREEMENT. The Supplement and the ACH Agreement and any other documents required by Lender now or in the future in connection with this Agreement the Loan re hereby incorporated into and made a part of this Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

46. COUNTERPARTS; ELECTRONIC SIGNATURES. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing one or more counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail transmission in portable document format shall be effective as delivery of an originally executed counterpart of this Agreement. It is agreed by the parties that, notwithstanding any use herein of the words "writing," "execution," "signed," "signature," or other words of similar import, the parties intend that the use of electronic signatures and the keeping of records in electronic form be granted the same legal effect, validity or enforceability as a signature affixed by hand or the use of a paper-based record keeping system (as the case may be) to the extent and as provided for in any applicable law including the Federal Electronic Signatures in Global and National Commerce Act, the Utah Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

47. CUSTOMER SERVICE CONTACT INFORMATION. If you have questions or comments about your Loan, you may contact us by (i) e-mail at INFO@ACHCAPITAL.COM, (ii) telephone at 888 782-2510 or (iii) mail 1111 Draper Pkwy #200, Draper, UT 84020, Attn: Customer Service.

48. GRANT OF LICENSE TO USE 1WORKFORCE PLATFORM. Subject to Borrower's compliance with this Agreement and the Terms of Use for the 1Workforce Platform, Lender grants Borrower a nonexclusive, revocable, non- transferable, non-sublicenseable, limited right and royalty-free license to use the 1Workforce Platform, effective solely during the term of the Loan and so long as an Event of Default has not occurred. The license granted to Borrower is personal, and no rights hereunder may be transferred by Borrower without the express written approval of Lender. Lender may terminate the license granted hereunder without notice at any time after an Event of Default has occurred.

49. PERSONAL GUARANTY. Each Guarantor, jointly and severally (if more than one), absolutely and unconditionally guarantees the prompt payment to Lender, including its successors and assignees, of any and all Obligations (this "Personal Guaranty"). Each Guarantor further agrees to repay the Obligations on demand, without requiring Lender first to enforce payment against Borrower or any other Guarantor. This is a guarantee of payment and not of collection. This is an absolute, unconditional, primary, and continuing obligation and will remain in full force and effect until the first to occur of the following: (a) all of the Obligations have been indefeasibly paid in full, and Lender has terminated this Personal Guaranty, or (b) 30 days after the date on which written notice of revocation is actually received and accepted by Lender. No revocation will affect: (i) the then existing liabilities of the revoking Guarantor under this Personal Guaranty; (ii) Obligations created, contracted, assumed, acquired or incurred prior to the effective date of such revocation; (iii) Obligations created, contracted, assumed, acquired or incurred after the effective date of such revocation pursuant to any agreement entered into or commitment obtained prior to the effective date of such revocation; or (iv) any Obligations then or thereafter arising under the agreements or instruments then in effect and then evidencing the Obligations. Each Guarantor represents and warrants that (i) it is a legal resident of the United States of America and (ii) neither Borrower, nor itself individually as Guarantor, intends to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within 6 months of the date hereof. Each Guarantor waives all notices to which the Guarantor might otherwise be entitled by law, and also waives all defenses, legal or equitable, otherwise available to the Guarantor. This Personal Guaranty shall be construed in accordance with the laws of the State of Utah, and shall inure to the benefit of Lender, its successors and assigns. To the extent not prohibited by applicable law, each of the undersigned Guarantors waives its right to a trial by jury of any claim or cause of

action based upon, arising out of or related to this guaranty, the Agreement and all other documentation evidencing the Obligations, in any legal action or proceeding. Any such claim or cause of action shall be tried by court sitting without a jury.

50. CERTIFICATION AND SIGNATURES. By executing this Agreement or authorizing the person signing or affirming below to execute on its behalf, each Loan Party certifies that it has received a copy of this Agreement and that it has read, understood and agreed to be bound by its terms. Each person signing or affirming below certifies that each person is signing on behalf of any Loan Party and/or in the capacity indicated below the signer's name (and if such Loan Party is a sole proprietorship, in the capacity of the owner of such sole proprietorship) and that such signer is authorized to execute this Agreement on behalf of or the in stated relation to such Loan Party.

51. CONFESSIONS OF JUDGMENT. Each Loan Party shall, upon execution of this Agreement, deliver to Lender an executed Stipulation and Confession of Judgment in favor of Lender. Upon the occurrence of an Event of Default, Lender shall have the right to enter that Stipulation and Confession of Judgment with the Clerk of the Court and execute upon such Stipulation and Confession of Judgment, amended if necessary to reflect the then outstanding Obligations.

CANNA BUSINESS

Signature Page

I hereby, as a duly authorized agent of Borrower, and in my individual and personal capacity as Guarantor, affirm that I have read and understand the terms and conditions of, consent to, and agree to be bound by, the Business Loan and Security Agreement (inclusive of the Guaranty therein), the accompanying Business Loan and Security Agreement Supplement, and the accompanying Authorization Agreement for Direct Deposit (ACH Credits) and Direct Payments (ACH Debits).

		Borrower:	
Guarantor #1:	______________________ (Signature)	By:	______________________ (Signature)
Name:	Ryan Bishop	Name:	Ryan Bishop
Date:	______________________	Date:	______________________
Guarantor #2:	______________________ (Signature)	By:	______________________ (Signature)
Name:	Matt Mastrangelo	Name:	Matt Mastrangelo
Date:	______________________	Date:	______________________
Guarantor #3:	______________________ (Signature)	By:	______________________ (Signature)
Name:	______________________	Name:	______________________
Date:	______________________	Date:	______________________

For Lender's Use Only: This Agreement has been received and accepted by Lender in Utah after being signed by Borrower and any Guarantor(s).

__________ (Signature)

__________ (Name)

Date: ______________________

App#: _______ Customer:

This Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits) (this "ACH Agreement") is part of (and incorporated by reference into) the Business Loan and Security Agreement among CBR Funding LLC, as Lender, the party signing below as Borrower, and any other parties thereto (the "Agreement"). Borrower should keep this important legal document for Borrower's records.

DISBURSEMENT OF LOAN PROCEEDS. By executing this ACH Agreement, Borrower authorizes Lender to disburse Loan proceeds less the amount of any applicable fees upon the approval of any Advance by initiating an ACH credit, wire transfer or similar means to the checking account indicated herein (or a substitute checking account Borrower later identifies and is acceptable to Lender) (hereinafter referred to as the "Designated Checking Account") in the disbursal amount set forth in the Business Loan and Security Agreement Supplement supplementing the Agreement (the "Supplement"). This authorization is to remain in full force and effect until Lender has received written notification from Borrower of its termination in such time and in such manner as to afford Lender and Borrower's depository bank a reasonable opportunity to act on it.

AUTOMATIC PAYMENT PLAN. Enrollment in Lender's Automatic Payment Plan is required for Loan approval. By executing this ACH Agreement Borrower agrees to, and hereby, enrolls in the Automatic Payment Plan and authorizes Lender to collect payments required under the terms of Agreement by initiating ACH debit entries to the Designated Checking Account in the amounts and on the dates provided in the payment schedule set forth in the Supplement. Borrower authorizes Lender to increase the amount of any scheduled ACH debit entry or assess multiple ACH debits for the amount of any previously scheduled payment(s) that was not paid as provided in the payment schedule and any unpaid fees. This authorization is to remain in full force and effect until Lender has received written notification from Borrower of its termination in such time and in such manner as to afford Lender and Borrower's depository bank a reasonable opportunity to act on it. Lender may suspend or terminate Borrower's enrollment in the Automatic Payment Plan immediately if Borrower fails to keep the Designated Checking Account in good standing or if there are insufficient funds in the Designated Checking Account in to process any payment (or if Lender is otherwise unable to collect any amounts by ACH debit owed to Lender under the Loan or under any other loan or extension of credit by Lender to Borrower). **If Borrower revokes the authorization or Lender suspends or terminates Borrower's enrollment in the Automatic Payment Plan, Borrower still will be responsible for making timely payments pursuant to the alternative payment methods described in the Agreement.**

Provisional Payment. Credit given by us to you with respect to an automated clearing house ("ACH") credit entry is provisional until we receive final settlement for such entry through a Federal Reserve Bank. If we do not receive such final settlement, you are hereby notified and agree that we are entitled to a refund of the amount credited to you in connection with such entry, and the party making to you via such entry (i.e. the originator of the entry) shall not be deemed to have paid you in the amount of such entry.

Notice of Receipt of Entry. Under the operating rules of the National Automated Clearing House Association, which are applicable to ACH transactions involving your account, we are not required to give next day notice to you of receipt of an ACH item and we will not do so. However, we will continue to notify you of the receipt of payments in the periodic statement we provide to you.

BUSINESS PURPOSE ACCOUNT. By executing this ACH Agreement, Borrower attests that the Designated Checking Account was established for business purposes and not primarily for personal, family or household purposes.

ACCOUNT CHANGES. Borrower agrees to promptly notify Lender in writing if there are any changes to the account and routing numbers of the Designated Checking Account.

MISCELLANEOUS. Lender is not responsible for any fees charged by Borrower's bank as the result of credits or debits initiated under this ACH Agreement. The origination of ACH transactions to Borrower's account must comply with the provisions of U.S. law. Borrower agrees to be bound by NACHA rules of the Electronic Payments Association. Borrower agrees to provide to Lender at all times, "Live Contemporaneous Access" to all of its bank accounts in order for Lender to evaluate Borrower's compliance with the Agreement and for collections in an Event of Default ("Borrower's Accounts"). "Live Contemporaneous Access" shall be defined as: Borrower, at all times and including but not limited to, providing Lender with accurate login information necessary to access all of Borrower's Accounts, such as usernames and passwords, answers to challenge questions, and security tokens. Borrower shall provide notice to Lender in the event Borrower makes any changes to the Designated Checking Account, including in the event Borrower closes the Designated Checking Account.

CANNA BUSINESS

AUTHORIZATION AGREEMENT FOR DIRECT DEPOSIT (ACH CREDIT) AND DIRECT PAYMENTS (ACH DEBITS)

Routing Number:______________________ Account Number:______________________

Tax ID: ______________________

By: ______________________
(Signature)

Name: Ryan Bishop

Date: ______________________

App#: _______ Customer: